Exhibit 99.2

Ampio Pharmaceuticals Initiates Clinical Trial of Optina™ in Diabetic Macular Edema (DME): First Patient Dosed

GREENWOOD VILLAGE, Colo., Feb. 27, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE) announced oral dosing of the first patient in a 505(b)(2) clinical trial of the investigational drug Optina in diabetic macular edema. The trial will evaluate Optina™ in adults with recent onset diabetic macular edema. Last year, the FDA granted Optina™ 505(b)(2) status and drugs designated under this pathway can be approved on a single trial.

Michael Macaluso , Chairman and CEO of Ampio, commented “We dosed the first patient with oral Optina™’ today. We believe that Optina has the potential to successfully treat patients afflicted with diabetic macular edema and satisfy a large unmet clinical need with a successful oral therapy. Based on the encouraging results from the Canadian study, we are very excited about Optina™’s potential to allow diabetic patients to avoid direct injections into the eye, a requirement of all other treatment regimens.”

The multicenter trial is designed to evaluate the safety and efficacy of oral Optina™ compared with placebo given over a period of 12 weeks in adult patients with DME. A total of 450 patients are expected to enroll. Patients are randomized to receive one of two oral doses of Optina™ (0.5mg per BMI and 1.0mg per BMI per day) or placebo. After patients have completed 4 weeks of initial treatment, an interim analysis will occur to determine the best dose of Optina™. Following the 12 week active treatment period, there will be a further 4 week washout period to determine regression of treatment effect. The primary endpoint is improvement in visual acuity (VA), defined by responder status, compared to placebo. Secondary endpoints are 1) measurements of changes in VA and central macular thickness (CMT) in treated patients compared to placebo and, 2) safety and tolerability of the two Optina™ doses. Following treatment and washout, patients will be assessed for vision regression and a 12 week open label extension study will be offered to evaluate the duration of effect of the optimal dose.

About Optina™

Optina™ is a drug based on a low dose of the weak androgen, low-molecular-weight, very lipophilic steroid danazol. Oral administration of low dose danazol to patients with DME is safe with no evidence of serious adverse events. Ampio’s in vitro data suggest that danazol has a biphasic effect on endothelial cells: At low doses, danazol decreases vascular leakage, while at higher concentrations an increase in vascular permeability is observed. This biphasic effect was supported by the efficacy of danazol in vivo at various BMIs. From Ampio’s previously announced results, Optina™ appears to reduce DME in a BMI dosage-adjusted manner and appears to trend toward improved visual acuity and seems to be safe with few, if any, side effects.1, 2

About Diabetic Macular Edema

Diabetic Macular Edema (DME) is a swelling of the retina in diabetic patients due to leaking of fluid from blood vessels within the macula. The macula is the part of the eye responsible for sharp central vision. There are approximately 26 million people in the United States with diabetes and DME can occur in both Type 1 and Type 2 diabetes. Up to 10% of diabetics will develop DME during their lifetime and up to 75,000 new cases of DME are estimated to occur each year in the United States3. Current treatments include anti-VEGF drugs, corticosteroid-based regiments, and laser surgery that helps seal the leaky blood vessels. Drug delivery by injection into the vitreous of the eye is a limitation of these new treatments because of the potential complications due to repeated injections into the eye such as infection, pain, hemorrhage and increased intraocular pressure.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. It aims to provide medicines to improve the health and quality of life of patients with minimal side effects. Ampio is developing compounds that decrease inflammation by 1) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level or 2) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process. For more information visit: www.ampiopharma.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, without limitation, statements regarding the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in Part I, Item 1A of Ampio’s Annual Report. These risks are not exhaustive. Other sections of this Annual Report include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements

References

1.    Bar-Or D, Thomas GW, Salottolo K, et al. Oral Danazol for DME. Retina Today. 2012; Vol. 7, No. 7: 68-70. Available at: http://bmctoday.net/retinatoday/2012/10/article.asp?f=oral-danazol-for-dme

2.    Thomas GW, Rael LT, Bar-Or R, et al. Biphasic effect of danazol on human vascular endothelial cell permeability and f-actin cytoskeleton dynamics. Biochem Biophys Res Commun. 2012;421:707-712. Available at: http://www.ncbi.nlm.nih.gov/pubmed/22542943

3.    Ali, F.A. A review of diabetic macular edema. Digital Journal of Ophthalmology, vol. 3, no. 6, 1997. Available at: http://www.djo.harvard.edu/site.php?url=/physicians/oa/387